EXHIBIT 11

                        FIRST REPUBLIC BANCORP INC.
              STATEMENT OF COMPUTATION OF EARNINGS PER SHARE

                                                          Quarter Ended
                                                                       March 31,
                                                              -------------------------
                                                                 1995           1994
                                                              ----------     ----------
Primary:
 Net income available to common stock                        $ 1,384,000     $  660,000
 Effect of convertible subordinated debentures,
  net of taxes (1)                                               399,000        399,000
                                                              ----------     ----------

 Adjusted net income for fully diluted calculation (1)       $ 1,783,000     $1,059,000
                                                             ===========     ==========

 Weighted average shares outstanding,
  beginning of period including treasury shares                7,797,100       7,743,965
 Effect of stock options exercised during period                   1,827           3,114
 Weighted average shares of stock purchased by employees           2,713           1,896
 Weighted average shares of dilutive stock
  options under treasury stock method                            174,677         356,519
 Weighted average shares of treasury stock                      (387,151)        (28,273)
                                                             -----------     -----------

 Adjusted shares outstanding - primary                         7,589,166       8,077,221
                                                             ===========     ===========

 Net income per common share - primary                       $      0.18     $      0.08
                                                             ===========     ===========


Fully Diluted:
 Adjusted shares - primary, from above                         7,589,166       8,077,221
 Weighted average shares issuable upon conversion
  of convertible subordinated debentures (1)                   2,524,210       2,524,210
 Additional weighted average shares of dilutive
  stock options converted at period-end
  stock price under the treasury stock method                     16,416              10
                                                             -----------     -----------

Adjusted shares outstanding - fully diluted                   10,129,792      10,601,441
                                                             ===========     ===========

Net income per share - fully diluted (1)                     $      0.18     $      0.08
                                                             ===========     ===========


Per share amounts and numbers of shares have been adjusted to reflect the effect of the 3% stock dividend paid to stockholders of record on February 18, 1994.

(1) Due to the existence of convertible subordinated debentures, the fully-diluted calculation includes the number of shares which would be outstanding if all such debentures were converted and adjusts reported net income for the effect of interest expense on the debentures, net of taxes. For the first quarter of 1994, the convertible subordinated debentures are anti-dilutive.